Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FLYHALF HOLDINGS INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Flyhalf Holdings Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

A. That the name of this corporation is Flyhalf Holdings Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on March 12, 2019 under the name Flyhalf Holdings Inc.

B. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE 1

The name of this corporation is “F45 Training Holdings Inc.” (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Centre, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business or the objects or purposes to be conducted or promoted by the Corporation are to engage in any part of the world and in any capacity in any lawful act or activity for which corporations may be organized under the General Corporation Law as now in force or as afterwards amended and to possess, exercise and enjoy all the powers, rights and privileges granted by the General Corporation Law, together with any lawful powers, rights and privileges incidental thereto.

ARTICLE 4

The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 65,000,000 of which (A) 54,000,000 shares will be Common Stock, $0.0001 par value per share (the “Common Stock”) and (B) 11,000,000 shares will be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The rights, preferences and privileges of and restrictions on the Preferred Stock and the Common Stock are as follows:

4.1. PREFERRED STOCK

(a) Voting Rights.

(1) General Rights. Except as otherwise required by law, each share of outstanding Preferred Stock will entitle the record holder of the share to vote on each matter submitted to a vote of the stockholders of the Corporation and to have the number of votes equal to the number of whole shares of Common Stock into which the share of Preferred Stock is then convertible pursuant to the provisions of this Amended and Restated Certificate of Incorporation at the record date for the determination of stockholders entitled to vote on these matters or, if no record date is established, at the date the vote is taken or any written consent of stockholders becomes effective. Except as otherwise required by law or by this Amended and Restated Certificate of Incorporation, the holders of shares of Common Stock and Preferred Stock will vote together and not as separate classes. Fractional votes will not be permitted and any fractional voting rights resulting from the above formula will be rounded to the nearest whole number (with one-half rounded upwards).

(2) Election of Directors.

(A) So long as (i) not less than 8,250,000 of the shares of Preferred Stock issued by the date that is thirty (30) days after the date on which the first share of Preferred Stock was issued (the “Applicable Date”) remain outstanding, at any election of directors the holders of outstanding Preferred Stock, voting exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, (ii) less than 8,250,000 shares of Preferred Stock issued on or prior to the Applicable Date but not less than 5,500,000 shares of Preferred Stock issued on or prior to the Applicable Date remain outstanding, at any election of directors the holders of outstanding Preferred Stock, voting exclusively and as a separate class, shall be entitled to elect one (1) director (as applicable, each a “Preferred Director”). The holders of outstanding Common Stock, voting exclusively and as a separate class, shall elect the remaining directors (the “Common Directors”).

(B) Any director elected as provided in Subsection (A) above may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to Subsection (A) above, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 4.1(a)(2), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 4.1(a)(2).

(3) Separate Vote of the Preferred Stock. In addition to the voting rights set out in this Amended and Restated Certificate of Incorporation, and any rights provided by law, so long as any shares of Preferred Stock are outstanding, the Corporation will not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of the Preferred Stock either directly or indirectly (including by merger, consolidation or otherwise) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(A) amend, alter, restate or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner adverse to the Preferred Stock;

(B) create or authorize the creation of or issue (whether by reclassification or otherwise) any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Preferred Stock, or increase the authorized number of shares of Preferred Stock;

(C) purchase or redeem or pay any dividend on any capital stock prior to the Preferred Stock, other than stock repurchased from former employees or consultants pursuant to a restricted stock purchase agreement or a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(D) dissolve or liquidate the Corporation, or consent to any of the foregoing; or

(E) increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation.

(b) Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock (with any resulting fractions rounded to the nearest whole share, with one-half rounded up), in each case calculated on the record date for determination of holders entitled to receive such dividend.

(c) Liquidation Rights.

(1) On any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder of each then outstanding share of Preferred Stock will be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders, and before any payment or declaration and setting apart for payment of any amount or dividend with respect to the Common Stock or any other junior equity security of the Corporation, an amount equal to the greater of:

(A) $10.00 per share of Preferred Stock, subject to appropriate adjustment in the event of any combination or subdivision, stock dividend or other similar recapitalization with respect to the Preferred Stock (the “Preferred Stock Issue Price”) plus any declared but unpaid dividends on the Preferred Stock shares, and

(B) the amount per share of Common Stock to which the holder would be entitled had all outstanding Preferred Stock shares been converted to Common Stock immediately before the distribution in accordance with the provisions of Section 4.1(d).

If the Corporation has insufficient assets and funds to pay the amounts set forth in this subsection in full to the holders of the Preferred Stock, then all assets and funds of the Corporation legally available for distribution will be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each holder is otherwise entitled to receive under this Section 4.1(c).

(2) After payment of the preference set out in Section 4.1(c)(1) has been made to the holders of Preferred Stock (and any and all other preferences payable to any holders of Preferred Stock have been paid), the entire remaining assets and funds, if any, will be distributed ratably among the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

(3) For purposes of this Section 4.1(c): (i) a merger, consolidation or reorganization of the Corporation in one or a series of related transactions with or into any other entity in which the Corporation’s stockholders immediately before the transaction own immediately after the transaction voting securities of the surviving entity possessing less than a majority of the voting control, or (ii) a sale, lease, exclusive license, transfer or other conveyance of all or substantially all of the assets of the Corporation, except a sale, lease, exclusive license, transfer or other conveyance in which the stockholders’ of the Corporation immediately before the transaction own immediately after the transaction a majority of the voting securities of the acquiring entity; will be deemed to be a liquidation, dissolution or winding up of the Corporation (“Deemed Liquidation Event”) and the stockholders of the Corporation will be entitled to receive at the closing of such Deemed Liquidation Event, cash, securities or other property with a value equal to the value of the cash or property which the stockholders would have received had the Corporation been liquidated in accordance with the preference provisions set forth in Sections 4.1(c)(1) and (2).

(4) Whenever the distributions provided in this Section 4.1(c) are payable in securities or property other than cash, the value of the distribution will be the fair value of the securities or other property on the effective date of the liquidation event as determined in good faith by the Board of Directors of the Corporation.

(d) Conversion.

(1) Preferred Stock Conversion Price.

(A) The “Preferred Stock Conversion Price” shall be equal to the applicable price set forth in this Section 4(d)(1), in each case subject to adjustment as provided below:

(i) at any time prior to (a) the consummation of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation’s Common Stock, which results in at least $50,000,000 of gross proceeds to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors (a “Qualified Public Offering”), (b) the occurrence of a Deemed Liquidation Event or (c) a FMV Determination (as defined below) (a “Conversion Price Adjustment Event”), the Preferred Stock Issue Price;

(ii) upon the occurrence of a Conversion Price Adjustment Event (and, with respect to a Qualified Public Offering or a Deemed Liquidation Event, with effect as of immediately prior to such Conversion Price Adjustment Event), the product of the following formula; provided that in no event shall the Preferred Stock Conversion Price determined pursuant to this Section 4(d)(1) exceed $10.00 or be less than $7.2014 (subject to appropriate adjustment in the event of any combination or subdivision, stock dividend or other similar recapitalization):

CP = IP - (EVD ÷ 42,748,092 * 2.7968)

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP” shall mean the Preferred Stock Conversion Price;

(b) “IP” shall mean the Preferred Stock Issue Price;

(c) “EVD” shall mean the amount by which the aggregate equity value of the Corporation exceeds $400,000,000; provided that, for the purposes of determining EVD, the aggregate proceeds received by the Corporation in exchange for Additional Shares of Common Stock (as defined below) shall be excluded.

The foregoing formula shall be subject to appropriate adjustment in the event of any combination or subdivision, stock dividend or other similar recapitalization.

(B) For the purposes of this Section 4(d)(1), the following definitions shall apply:

(i) “FMV Determination” means the determination of the equity value of the Corporation by an Independent Financial Advisor appointed by Board of Directors of the Corporation following receipt by the Corporation of written request from the holders of at least a majority of the outstanding shares of the Preferred Stock to conduct such determination, the costs of which shall be borne by the holders of the shares of Preferred Stock submitting such request.

(ii) “Independent Financial Advisor” a nationally recognized investment bank, financial advisor or valuation or appraisal firm having appropriate experience in doing valuations of the nature required, which is independent of and not affiliated with, and which has not in the preceding three years provided consulting, advisory or other services for, the Corporation or any stockholder of the Corporation.

(2) Terms of Conversion.

(A) Optional Conversion. The holder of each share of Preferred Stock has the option to convert the share at any time, into the number of fully paid and non-assessable shares of Common Stock that results from dividing the Preferred Stock Issue Price for the Preferred Stock share by the Preferred Stock Conversion Price that is in effect at the time of conversion.

(B) Mandatory Conversion. On (i) the consummation of Qualified Public Offering or (ii) with the consent of the holders of a majority of the outstanding shares of Preferred Stock, each share of Preferred Stock will be automatically converted, without cost and on the terms of this Section 4.1(d), into the number of whole shares of Common Stock into which the shares of Preferred Stock would be convertible under Section 4.1(d)(2)(A) above. A conversion on the consummation of a Qualified Public Offering or in connection with a sale, merger or consolidation of the Corporation in connection with which the holders of a majority of the outstanding shares of Preferred Stock have consented to the conversion of their shares of Preferred Stock will be conditioned on, and will be deemed to have occurred immediately before, the consummation of the Qualified Public Offering or sale, merger or consolidation.

(3) Mechanics of Conversion.

(A) Optional Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.1(d)(3)(C) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(B) Mandatory Conversion. On the occurrence of a mandatory conversion as set out in Section 4.1(d)(2)(B), all outstanding shares of Preferred Stock will convert automatically into Common Stock without any further action by the holders of the Preferred Stock whether or not the certificates for the shares are surrendered at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). The Corporation will give written notice to each holder on the actual occurrence of a conversion under Section 4.1(d)(2)(B). Following the conversion of the shares in accordance with Section 4.1(d)(2)(B), each holder of shares converted will, if requested by the Corporation, surrender the certificate for the Preferred Stock shares at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Only on this surrender, will the Corporation have the obligation to issue and deliver to the holder a certificate or certificates for the number of shares of Common Stock to which the holder is entitled and pay cash in such amount as provided in Section 4.1(d)(3)(C) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

(C) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the fraction multiplied by the then effective Preferred Stock Conversion Price or round the fractional share up to a whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(D) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, a sufficient number of shares to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take all corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to a number which is sufficient to enable the Corporation to comply with this provision.

(E) Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.1(d)(3)(C). Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(F) No Further Adjustment. Upon any such conversion, no adjustment to the Preferred Stock Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(G) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4.1(d).

(4) Adjustments to Preferred Stock Conversion Price for Diluting Issues.

(A) Special Definitions. For purposes of this Section 4.1(d)(4), the following definitions shall apply:

(i) “Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii) “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iii) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.1(d)(4)(C) below, deemed to be issued) by the Corporation, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(a) shares of Common Stock, Options or Convertible Securities issuable upon conversion of any Preferred Stock, or as a dividend or distribution on Preferred Stock;

(b) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up, subdivision or other distribution on shares of Common Stock that is covered by Section 4.1(d)(5) or (6);

(c) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(d) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(e) shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another entity by the Corporation or other strategic transaction with another entity, whether by merger, purchase of substantially all of the assets or other reorganization pursuant or to a joint venture or other similar agreement, provided that such issuances are approved by the Board of Directors of the Corporation (which approval must include the affirmative vote of at least one Preferred Director);

(f) shares of Common Stock or Convertible Securities issued to third party providers of goods or services in exchange for or as partial consideration for services, provided that such issuances are approved by the Board of Directors of the Corporation (which approval must include the affirmative vote of at least one Preferred Director); or

(g) shares of Common Stock issued in a Qualified Public Offering.

(B) No Adjustment of Preferred Stock Conversion Price; Special Adjustments of Preferred Stock Conversion Price.

(i) No adjustment in the Preferred Stock Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if such issuance or deemed issuance of such Additional Shares of Common Stock without adjustment is approved by more than 50% of the holders of the then outstanding Preferred Stock.

(ii) Any adjustment in the Preferred Stock Conversion Price pursuant to this Section 4.1(d)(4) shall be adjusted to eliminate as nearly as practicable any adjustment for dilutive issuances with respect to those shares of additional Common Stock issuable upon the conversion of the Preferred Stock that are attributable to an adjustment to the Preferred Stock Conversion Price pursuant to Section 4.1(d)(1).

(C) Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible

Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that in any such case in which shares are deemed to be issued:

(i) no further adjustment in the Preferred Stock Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, (but excluding adjustments pursuant to anti-dilution, recapitalization or similar provisions of such Option or Convertible Security) then the Preferred Stock Conversion Price will adjust to the Preferred Stock Conversion Price which would have been in effect had the amended number of shares deliverable or change in exercise price or conversion price occurred on the issuance of the Convertible Securities which were deemed to be Additional Shares of Common Stock; and

(iii) no readjustment pursuant to paragraph (ii) above shall have the effect of increasing the Preferred Stock Conversion Price of Preferred Stock to an amount above the Preferred Stock Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date; and

(iv) upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Preferred Stock Conversion Price, the Preferred Stock Conversion Price shall be readjusted to such Preferred Stock Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(D) Adjustment of Preferred Stock Conversion Price Upon Issuance of Additional Shares of Common Stock. If the Corporation shall at any time issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.1(d)(4)(C)), without consideration or for a consideration per share less than the Preferred Stock Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Preferred Stock Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i) “CP2” shall mean the Preferred Stock Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

(ii) “CP1” shall mean the Preferred Stock Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(iii) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(v) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(E) Determination of Consideration. For purposes of this Section 4.1(d), the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(i) to the extent it consists of cash, be computed as the aggregate amount of cash received by the Corporation;

(ii) to the extent it consists of property other than cash, be computed at the fair value of that property at the time of such issue, as determined in good faith by the Board of Directors of the Corporation;

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(iv) to the extent the securities are issued by the Corporation to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such securities issued by the Corporation as determined in good faith by the Board of Directors of the Corporation;

(v) with respect to any share of Common Stock deemed to be issued as a result of the issuance of Options and Convertible Securities, be equal to the result of dividing:

(a) the sum of (1) the total consideration, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus (2) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by:

(b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) to the extent Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be the portion of the consideration that the Board of Directors of the Corporation may in good faith allocate to the Additional Shares of Common Stock or Convertible Securities.

(5) Adjustment for Stock Dividends, Stock Splits and Combinations. If the Corporation at any time or from time to time effects a subdivision of or declares a stock dividend on the outstanding Common Stock, the Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on the conversion of the Preferred Stock increases in proportion to the increase in the number of outstanding shares of Common Stock resulting from the subdivision or stock dividend. If the Corporation at any time or from time to time effects a combination of the outstanding shares of Common Stock, the Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share shall be decreased in proportion to the decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision, stock dividend or combination becomes effective. No adjustment for a stock dividend shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock or other securities of the Corporation in a number equal to the number of shares of Common Stock or other securities of the Corporation as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(6) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 4.1(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.1(d)(4) or (5)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4.1(d) with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4.1(d) (including provisions with respect to changes in and other adjustments of the Preferred Stock Conversion Price) shall thereafter be applicable as nearly equivalent as may be practicable to the adjustments previously provided in this Section 4.1(d).

(7) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Preferred Stock Conversion Price pursuant to this Section 4.1(d), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Preferred Stock Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

(1) Notice of Record Date, Upon:

(i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof that are entitled to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

the Corporation shall send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

4.2. COMMON STOCK

(a) Voting Rights. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

(b) Dividend Rights. Subject to the dividend rights of the holders of the Preferred Shares set out in this Amended and Restated Certificate of Incorporation, the holders of the Common Stock will be entitled to receive, as, when and if declared by the Board of Directors of the Corporation, but only out of funds legally available for dividends, cash dividends in amounts as determined by the Board of Directors of the Corporation.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding shares of Preferred Stock will be entitled to receive on dissolution, liquidation, or winding up, the holders of the Common Stock will be entitled to share on a pro rata basis in the remaining assets of the Corporation.

ARTICLE 5

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE 6

The Corporation will have perpetual existence.

ARTICLE 7

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the authorization will not divest the stockholders of the power or limit the power of the stockholders to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 8

The Corporation will indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee benefit plan fiduciary of the Corporation or any predecessor of the Corporation or serves or served at the request of the Corporation or any predecessor of the Corporation as a director, officer or employee benefit plan fiduciary another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise. The indemnification provided for in this Article 8 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and (i) shall continue as to a person who has ceased to be a director, officer, employee benefit plan fiduciary, agent or employee and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification

ARTICLE 9

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE 10

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, manager, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity.

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C. In lieu of a meeting and vote of the stockholders of the corporation, the stockholders approved and adopted this Restated Certificate of Incorporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware..

D. That this Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 15th day of March, 2019.

By:	/s/ Michael Raymond
Michael Raymond, President